USA Truck, Inc. ♦ 2013 Management Bonus Plan
2013 Management Bonus Plan – Executive Group
PURPOSE
On January 30, 2013, the Executive Compensation Committee (the “Committee”) of the Board of Directors of USA Truck, Inc. (the “Company”) approved the USA Truck, Inc. Management Bonus Plan (the “Plan”).  The Plan’s objectives are to attract, retain and motivate key management employees (“Participants”), to reward those management employees for meeting or exceeding their performance targets and to align the incentive rewards with the Company’s long-term objective of creating and growing economic value for its stockholders.  The Plan consists of cash and equity incentive awards.

PLAN PROVISIONS
Plan participants will be paid a cash percentage and an equity percentage of their December 31, 2013 base salaries corresponding with the achievement of certain levels of consolidated 2013 pretax income (“PTI”).

A.
CASH BONUS.  Each applicable level of consolidated 2013 PTI corresponds to a percentage bonus opportunity for the Participant that is multiplied by the Participant’s base salary to determine the Participant’s cash bonus.  Pursuant to the Plan, designated members of the Executive Group may receive between 20% and 100% of their respective base salaries in cash (with a targeted payout of 60%) depending on the applicable level of consolidated 2013 PTI achieved (inclusive of bonus expense).  In order for the cash bonus to be paid, the Company must achieve a minimum of $3,000,000 of PTI, based on the audited consolidated results of operations of the Company for the year ending December 31, 2013.  To the extent PTI exceeds $3,000,000, the percentage of cash bonus to be paid will increase up to the maximum percentage for each group when PTI equals or exceeds $30,000,000.

	PTI	Payout	Notes
Minimum	$3,000,000	20.0%
All PTI above $3 million will be used to fund the Plan until all participant’s minimum payout levels have been funded, thus the Plan could payout less than 20.0%.  For example, if $500,000 is required to fund all participants’ minimum payouts, but only $3,250,000 of PTI is generated BEFORE bonus expense, then only 50% of the minimum payout can be funded: (($250,000 ÷ $500,000) x 20%) = 10% payout.

Target	$20,000,000	60.0%
The payout % grows proportionately between $3 million and $20 million of PTI.  For example, PTI of $7,250,000 would result in the following % payout: ($7,250,000  - $3,000,000) ÷ ($20,000,000 - $3,000,000) = 25% x (60% - 20%) = 10% + 20% = 30% payout

Maximum	$30,000,000	100.0%
The payout % grows proportionately between $20 million and $30 million of PTI.  For example, PTI of $24,000,000 would result in the following % payout: ($24,000,000  - $20,000,000) ÷ ($30,000,000 - $20,000,000) = 40% x (100% - 60%) = 16% + 60% = 76% payout

B.
EQUITY BONUS.  Equity awards, if any, will consist of restricted stock (“RSAs”).  Each applicable level of consolidated 2013 PTI corresponds to a percentage bonus opportunity for the Participant.  The percentage is multiplied by the Participant’s base salary and that amount is divided by the closing price of the Company’s common stock on the day following the release of its 2013 earnings, or any other date as determined by the Committee, to determine the number of shares to be awarded.  Pursuant to the Plan, designated members of the Executive Group may receive between 10% and 30% of their respective base salaries in equity (with a targeted payout of 20%) depending on the applicable level of consolidated 2013 PTI achieved (inclusive of cash bonus expense).  In order for the equity bonus to be issued, the Company must achieve a minimum of $3,000,000 of PTI, based on the audited consolidated results of operations of the Company for the year ending December 31, 2013.  To the extent PTI exceeds $3,000,000, the percentage of equity bonus to be issued will increase up to the maximum percentage for each group when PTI equals or exceeds $30,000,000.

	PTI	Payout	Notes
Minimum	$3,000,000	10.0%
All PTI above $3 million will be used to fund the Plan until all participant’s minimum payout levels have been funded, thus the Plan could payout less than 10.0%.  For example, if $500,000 is required to fund all participants’ minimum payouts, but only $3,250,000 of PTI is generated BEFORE bonus expense, then only 50% of the minimum payout can be funded: (($250,000 ÷ $500,000) x 10%) = 5% payout.

Target	$20,000,000	20.0%
The payout % grows proportionately between $3 million and $20 million of PTI.  For example, PTI of $7,250,000 would result in the following % payout: ($7,250,000  - $3,000,000) ÷ ($20,000,000 - $3,000,000) = 25% x (20% - 10%) = 2.5% + 10% = 12.5% payout

Maximum	$30,000,000	30.0%
The payout % grows proportionately between $20 million and $30 million of PTI.  For example, PTI of $24,000,000 would result in the following % payout: ($24,000,000  - $20,000,000) ÷ ($30,000,000 - $20,000,000) = 40% x (30% - 20%) = 4% + 20% = 24% payout

RSAs issued in connection with the equity bonus will vest over a four-year period at 25% per year on the anniversary of the grant date and 25% on each succeeding anniversary date, conditioned on continued employment and certain other forfeiture provisions, and will be issued from the Company’s 2004 Equity Incentive Plan.

Instead of RSAs, the Committee may, at its discretion, choose to award the shares in the form of nonqualified stock options (“NQOs”), the number of which would be determined based upon the Black-Scholes-Merton cost model and the exercise price of which would be the closing price of the Company’s common stock on the day following the release of its 2013 earnings, or any other date as determined by the Committee.  NQOs will vest over a four-year period at 25% per year on the anniversary of the grant date and 25% on each succeeding anniversary date, conditioned on continued employment and certain other forfeiture provisions, and will be issued from the Company’s 2004 Equity Incentive Plan.

SUBJECT TO CHANGE
The Plan is subject to revision at any time at the discretion of the Committee of the Board of Directors of the Company.

ADMINISTRATION
The Plan shall be administered by the Committee of the Company, or its designee, who shall have full and complete authority and discretion to determine eligibility and qualifications of employees to participate in the Plan; to determine the incentive percentage and incentive amount each participant is eligible to receive under the Plan; to interpret and administer the Plan and/or any agreement entered into under the Plan; to establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; to delegate duties and responsibilities under the Plan to Company’s officers and/or employees as deemed necessary; and, to make any other determination and take any other action the Committee, or its designee, deems necessary or desirable for the administration, interpretation and management of the Plan.  Decisions of the Committee relating to the administration, interpretation, management and / or revision of the Plan shall be final, conclusive and binding on all persons, including the Company and its employees.

NO CONTRACT OF EMPLOYMENT
The Plan is an incentive plan only; no employee shall be entitled to participate in any Plan unless he or she meets all of the qualifications, terms and conditions stated herein.  The Plan does not constitute a contract, expressed or implied, and does not guarantee an employee’s employment or continued employment, with the Company for any specified duration.  The Company is an “at will” employer and, therefore, either the employee or the Company may terminate the employment relationship at any time, at will, for any reason, with or without cause, and without prior notice.